Exhibit 10.20

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of March 1, 2010 (the “Effective Date”) by and between Oxis International, Inc., a Delaware corporation (“Employer”), and Bernard Landes, an individual and resident of the State of California (“Executive”). Employer and Executive are each referred to hereinafter as a “Party” and collectively as the “Parties”.

WHEREAS, Employer desires to employ Executive, and Executive is willing to be employed by Employer, on the terms set forth in this Agreement.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

1.           Employment.  Effective as of the Effective Date, Employer shall employ Executive, and Executive shall serve, as Employer’s President on the terms set forth herein.

2.           Duties; Place of Employment.  Executive shall perform in a professional and business-like manner, and to the best of his ability, the duties of a President usually associated with such corporate office, and such other duties as are assigned to him from time to time by Employer’s Chief Executive Officer.  The duties of Executive shall include serving as the principal executive officer of Employer’s Nutraceutical Division.  Executive understands and agrees that his duties may be changed from time to time in the discretion of Employer’s Chief Executive Officer.  Subject to the next succeeding sentence, Executive’s services hereunder shall be rendered at Employer’s corporate offices in Los Angeles, California, except for travel when and as required in the performance of Executive’s duties hereunder.  Executive may, however, from time to time with the approval of the Chief Executive Officer, render his services hereunder remotely from his home or other location in California.  Executive and Employer shall consult with each other from time to time regarding the optimal scheduling of Executive’s time at Employer’s corporate offices.  When not present at Employer’s corporate offices, Executive shall make himself readily accessible to Employer by telephone, via the Internet or other remote access, as Employer deems reasonably necessary for the performance of Executive’s services hereunder.

3.           Time and Efforts.  Executive shall devote the necessary amount of his time, efforts, attention and energies to Employer’s business to discharge his duties hereunder. Employer understands and approves of the fact that Executive is engaged in other business activities of a non-competitive nature and will continue some or all of these activities during the time frame of this Agreement.  Notwithstanding the foregoing, Employer and Executive agree that the responsibilities and duties contemplated in this agreement shall be Executive’s foremost priority.

4.           Term.  The term of Executive’s employment hereunder shall commence on the Effective Date and shall expire on February 28, 2011 (the “Initial Term”).  Thereafter, the term of this Agreement will automatically renew on each March 1, incorporating any changes in terms that shall be mutually agreed upon no less than 30 days prior to the end of the Employment Period and extend under the same parameters for up to four additional consecutive one-year periods (each, a “Renewal Term”) unless one of the parties hereto shall deliver a notice of termination at least 30 days prior to the expiration of the Initial Term or the Renewal Term, as applicable.  The Initial Term and any Renewal Terms are referred to as the “Employment Period.”  Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 6 below.

5.           Compensation.  As the total consideration for Executive’s services rendered hereunder, Employer shall pay or provide Executive the following compensation and benefits during the Initial Term:

5.1.           Salary.  Executive shall be entitled to receive an annual salary of One Hundred Thousand Dollars ($100,000), payable in accordance with Employer’s normal payroll policies and procedures.

5.2.           Discretionary Bonus.  Executive shall be entitled to a bonus from time to time for his services during the Employment Period.  Executive’s eligibility to receive a bonus, any determination to award Executive such a bonus and, if awarded, the amount thereof, shall be made by Employer’s Board of Directors, at its sole discretion. The Employer’s Board or its designated committee shall meet at least sixty days prior to the end of the Initial Term to determine the amount of any bonus payable to the Executive.  Such bonus shall be payable within thirty days of the end of the term.

5.3.           Stock Options.

5.3.1.           Employer shall grant Executive, as of the Effective Date, an incentive stock option (to the extent that Employer is able to grant incentive stock options, and non-qualified options for the balance) (the “Option”) under Employer’s 2003 Stock Incentive Plan (the “Plan”) to purchase a number of shares of Employer’s common stock equal to One Percent.  For the purposes of this Agreement, the term “One Percent” shall mean, as of the referenced date, one percent (1%) of the sum of (i) the total number of shares of Employer’s common stock outstanding on such date, plus (ii) the number of shares issuable on such date pursuant to currently outstanding, fully vested and exercisable stock options, plus (iii) the number of shares issuable on such date upon the conversion of convertible securities issued by Employer (other than convertible debt which may, at the Employer’s option, be repaid prior to conversion).  As of the Effective Date, One Percent shall represent 2,220,453shares.  The Option shall vest and become exercisable in four equal quarterly (25%) installments on the 90th day after the Effective Date and continuing on the 180th, 270th and 365th day after the Effective Date, at which time the Option shall have become fully vested; provided, in each case, that Executive remains in the continuous employ of Employer through such quarterly vesting dates.  The

Option shall (a) be exercisable at an exercise price equal to the closing price of Employer’s common stock on the Effective Date, (b) have a term of ten years, and (c) be on such other terms as shall be determined by Employer’s Board of Directors (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Option.

5.3.2.           On the first day of each Renewal Term during the Employment Period (assuming the Agreement is renewed), Employer shall grant to Executive another stock option to purchase One Percent (calculated as of the first date of each such Renewal Term).  The exercise price shall be based on the closing price of Employer’s common stock as of the first date of each such Renewal Term, and the vesting provisions of each such additional option shall commence from the first date of each Renewal Term.  All other terms and provisions of such subsequently granted stock option shall be the same as those of the Option.

5.4.           Expense Reimbursement.  Employer shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in connection with the performance of Executive’s duties in accordance with Employer’s usual practices and policies in effect from time to time.

5.5.           Vacation.  Executive shall be entitled to ten (10) business days of vacation each year during the Employment Period in accordance with Employer’s vacation policy in effect from time to time.

5.6.           Executive Benefits.  Executive shall be eligible to participate in any medical insurance and other employee benefits hereafter established and made available generally by Employer to all of its employees under its group plans and employment policies in effect during the Employment Period.  Executive acknowledges and agrees that, any such plans or policies hereafter in effect may be modified or terminated by Employer at any time in its discretion.

5.7.           Payroll Taxes.  Employer shall have the right to deduct from the compensation and benefits due to Executive hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Executive.

6.           Termination.  This Agreement may be terminated as set forth in this Section 6.

6.1.           Termination by Employer for Cause.  Employer may terminate Executive’s employment hereunder for “Cause” upon notice to Executive.  “Cause” for this purpose shall mean any of the following:

(a)           Executive’s breach of any material term of this Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Executive shall have previously received written notice from Employer stating the nature of such breach and affording Executive at least thirty days to correct such breach;

(b)           Executive’s conviction of, or plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude;

(c)           Executive’s act of fraud or dishonesty injurious to Employer or its reputation;

(d)           Executive’s continual failure or refusal to perform his material duties as required under this Agreement after written notice from Employer stating the nature of such failure or refusal and affording Executive at least thirty days to correct the same; or

(e)           Executive’s act or omission that, in the reasonable determination of Employer’s Board of Directors (or a Committee of the Board), indicates alcohol or drug abuse by Executive.

Upon termination of Executive’s employment by Employer for Cause, all compensation and benefits to Executive hereunder shall cease and Executive shall be entitled only to payment, not later than one business day after the date of termination, of any accrued but unpaid salary and unused vacation as provided in Sections 5.1 and 5.6 as of the date of such termination and any unpaid bonus that may have been earned or awarded Executive as provided in Section 5.2 prior to such date.

6.2.           Termination by Employer without Cause.  Employer may also terminate Executive’s employment without Cause upon fifteen days notice to Executive.  Upon termination of Executive’s employment by Employer without Cause, all compensation and benefits to Executive hereunder shall cease and Executive shall be entitled to (a) payment of (1) any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law, which shall be due and payable upon the effective date of such termination, and (2) an amount, which shall be due and payable within fifteen days following the effective date of such termination, equal to the greater of Executive’s salary (at the rate specified in Section 5.1) due for the balance of the Initial Term or the Renewal Term then in effect, or nine months’ salary, and (b) continued participation, at Employer’s cost and expense in any Employer-sponsored group benefit plans in which Executive was participating as of the date of termination, for a period ending on the (x) the first anniversary following such termination or (y) the date of Executive’s re-employment with another employer, whichever is earlier.  Notwithstanding the foregoing, Executive agrees that, as a condition to Employer’s obligations under clauses (a)(2) and (b) of this Section 6.2, Executive shall have executed and delivered to Employer a General Release in the form attached hereto as Exhibit A.

6.3.           Death or Disability.  Executive’s employment will terminate automatically in the event of Executive’s death or upon notice from Employer in event of his permanent disability.  Executive’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or by Executive, as the case may be) with respect to Executive or, if no such policy is then in effect, shall mean Executive’s inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive.  Upon termination of Executive’s employment as aforesaid, all compensation and benefits to Executive hereunder shall cease and Employer shall pay to the Executive’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law.

7.           Confidentiality.  While this Agreement is in effect and for a period of five years thereafter, Executive shall hold and keep secret and confidential all “trade secrets” (within the meaning of applicable law) and other confidential or proprietary information of Employer and shall use such information only in the course of performing Executive’s duties hereunder; provided, however, that with respect to trade secrets, Executive shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law.  Executive shall maintain in trust all such trade secrets or other confidential or proprietary information, as Employer’s property, including, but not limited to, all documents concerning Employer’s business, including Executive’s work papers, telephone directories, customer information and notes, and any and all copies thereof in Executive’s possession or under Executive’s control.  Upon the expiration or earlier termination of Executive’s employment with Employer, or upon request by Employer, Executive shall deliver to Employer all such documents belonging to Employer, including any and all copies in Executive’s possession or under Executive’s control.

8.           Equitable Remedies; Injunctive Relief.  Executive hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Section 7 of this Agreement and, accordingly, that Employer shall be entitled to seek equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith.  This provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

9.           Indemnification; Insurance.  Employer and Executive acknowledge that, as the President of Employer, Executive shall be an executive officer and agent of Employer and, as such, Executive shall be entitled to indemnification to the full extent provided by Employer to its officers, directors and agents under the Employer’s Articles of Incorporation and Bylaws as in effect as of the date of this Agreement.  Subject to his insurability thereunder, Employer shall add Executive as an additional insured under any policy of directors and officers liability insurance Employer may, from time to time, have in effect or may hereafter acquire, during the Employment Period.

10.           Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

11.           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Executive and his heirs and representatives; provided, however, that neither party may assign this Agreement without the prior written consent of the other party.

12.           Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein.  This Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Executive and Employer relating to the subject matter hereof.  Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Executive, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement.

13.           Amendment.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Executive).  The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

14.           Governing Law.  This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California’s choice-of-law rules.

15.           Notice.  All notices and other communications under this Agreement shall be in writing and mailed, sent by facsimile or email with the signed document attached in PDF format (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to Employer: Oxis International, Inc. 468 N. Camden Drive, 2nd Floor Beverly Hills, California 90210 Facsimile: (310) 551-4021 E-mail: tcataldo@oxis.com Attention: Chief Executive Officer
If to Executive:
16.           Survival.  Sections 7 and 8 shall survive the expiration or termination of this Agreement.

17.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.  A counterpart executed and transmitted by facsimile shall have the same force and effect as an originally executed counterpart.

18.           Attorney’s Fees.  In any action or proceeding to construe or enforce any provision of this Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit in addition to any other recoveries.

19.           WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER” Oxis International, Inc. By: /s/ Anthony J. Cataldo Anthony J. Cataldo Chief Executive Officer
“EMPLOYEE” /s/ Bernard Landes Bernard Landes

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of _________, 20__ (“General Release”), by and between Bernard Landes (“Executive”) and Oxis International, Inc., a Delaware corporation (the “Company”), with reference to the following facts:

WHEREAS, this General Release is provided for in, and is in furtherance of, the Employment Agreement, dated as of March 1, 2010, between the Company and Executive (the “Employment Agreement”);

WHEREAS, Executive desires to execute and deliver to the Company this General Release in consideration of the Company’s providing Executive with certain severance benefits pursuant to Section 6.2 of the Employment Agreement; and

WHEREAS, Executive and the Company intend that this General Release shall be in full satisfaction of any and all obligations described in this General Release owed to Executive by the Company, except as expressly provided in this General Release.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, Executive and the Company agree as follows:

1.           Executive, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and each of its agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, obligations, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with and services to the Company or any of its affiliates; (b) the termination of Executive’s employment with and services to the Company and any of its affiliates; or (c) any event whatsoever occurring on or prior to the date of this General Release.  The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including, but not limited to, wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under any employment agreement between Executive, on the one hand, and the Company or its affiliates, on the other hand) and any action arising in tort including, but not limited to, libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the California Fair Employment and

Housing Act, the Family and Medical Leave Act, the California Family Rights Act or the discrimination or employment laws of any state or municipality, and any claims under any express or implied contract which Releasers may claim existed with Releasees.  This also includes, but is not limited to, a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with or services to the Company or any of its affiliates or the termination of that employment or those services; and any claims under the Worker Adjustment and Retraining Notification Act, California Labor Code Section 1400 et seq. or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.  This release and waiver does not apply to: (i) the Executive’s rights to receive the compensation and benefits provided for in Section 6.2 of the Employment Agreement: or (ii) Executive’s rights under any stock option agreement between Executive and the Company.

2.           Executive understands and agrees that he is expressly waiving all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) with respect to the Releasees.  Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Executive understands and agrees that this General Release is intended to include all claims, if any, which Executive may have and which he does not now know or suspect to exist in his favor against the Releasees and Executive understands and agrees that this Agreement extinguishes those claims.

3.           Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies.  Executive, however, waives Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing) pursue any claims on Executive’s behalf.  Executive represents and warrants that Executive has not filed any complaint, charge or lawsuit against the Releasees with any government agency or any court.

4.           Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release.  Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

5.           Executive acknowledges and recites that:

(a)           Executive has executed this General Release knowingly and voluntarily;

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(b)           Executive has read and understands this General Release in its entirety;

(c)           Executive acknowledges that he has been advised by his own legal counsel and has sought such other advice as he wishes with respect to the terms of this General Release before executing it;

(d)           Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

(e)           Executive has not sold, assigned, transferred or conveyed any claim, demand, right, action, suit, cause of action or other interest that is the subject matter of this General Release.

6.           This General Release shall be governed by the internal laws (and not the choice of laws) of the State of California, except for the application of preemptive Federal law.

7.           Executive acknowledges that he is waiving his rights under the ADEA and the Older Worker's Benefit Protection Act and therefore, in compliance with those statutes, acknowledges the following:

(a)           Executive acknowledges that he has been provided a minimum of twenty-one (21) calendar days after receipt of this Agreement to consider whether to sign it;

(b)           Executive acknowledges that he shall have seven days from the date he executes this General Release to revoke his waiver and release of any ADEA claims only (but not his waiver or release hereunder of other claims) by providing written notice of the revocation to the Company, and that, in the event of such revocation, the provisions of clauses (a)(2) and (b) of Section 6.2 of the Employment Agreement shall thereupon become null and void and the Company shall be entitled to a return from Executive of all payments to Executive pursuant to such clauses;

(c)           Executive acknowledges that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement; and

(d)           Executive acknowledges that the consideration given in exchange for this waiver and release Agreement is in addition to anything of value to which he was already entitled.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: ___________________, 20__	Bernard Landes

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